Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
NOVEMBER 28, 2008

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES FILING OF
SHELF REGISTRATION STATEMENTS AND EXECUTION OF
DISTRIBUTION AGENCY AGREEMENTS

OKLAHOMA CITY, OK, NOVEMBER 28, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced that on November 26, 2008 it made three filings with the U.S. Securities and Exchange Commission (SEC).  The first was a shelf registration statement on Form S-3.  This registration statement, which covers Chesapeake’s common stock and preferred stock, was a routine filing and was filed to replace the company's existing shelf registration statement which will expire on December 5, 2008.  The second was an acquisition shelf registration statement filed on Form S-4.  Once declared effective by the SEC, the acquisition shelf will enable Chesapeake to issue up to 50 million shares of its common stock in connection with the acquisition of assets, businesses or securities of other companies.

The third filing is a supplemental prospectus relating to shares subject to Distribution Agency Agreements that Chesapeake entered into with Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated and UBS Securities LLC, which serve as sales agents under those agreements.  Chesapeake does not anticipate issuing shares under the Distribution Agency Agreements in 2008, but it will consider issuances from time to time in 2009 and beyond as market conditions warrant.  The Distribution Agency Agreements provide that Chesapeake may offer and sell shares of its common stock having an aggregate offering price of up to $1 billion through the sales agents.  Sales of shares pursuant to these agreements will be made by means of ordinary brokers’ transactions on the NYSE at market prices, in block transactions or as otherwise agreed with the sales agents.  Shares sold under the Distribution Agency Agreements will be offered through the prospectus and prospectus supplement filed with the SEC.

Chesapeake's acquisition shelf registration statement has been filed with the SEC, but has not yet become effective.  The shares of common stock registered thereby may not be sold, nor may offers to buy be accepted, prior to the time the acquisition shelf registration statement becomes effective.  A copy of the preliminary and, once available, final, prospectus for shares offered pursuant to the acquisition shelf registration statement may be obtained through the SEC's website at www.sec.gov or from Chesapeake by contacting Jennifer M. Grigsby, Corporate Secretary, Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, telephone 405-848-8000.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Chesapeake Energy Corporation in any jurisdiction.  Any such offer will be made solely by means of a prospectus meeting the requirements of the applicable securities laws.

Chesapeake Energy Corporation is the largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Marcellus Shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States. Further information is available at www.chk.com.